Exhibit 35.1
CERTIFICATE OF COMPLIANCE
The undersigned hereby certifies that the undersigned is the duly elected and acting Senior Vice President, Chief Accounting Officer and Controller of DUKE ENERGY CAROLINAS, LLC, as servicer (Servicer) under the Storm Recovery Property Servicing Agreement dated as of November 25, 2025 (Servicing Agreement) by and between the Servicer and DUKE ENERGY CAROLINAS SC STORM FUNDING LLC, and further certifies that:
1.     A review of the activities of the Servicer and of its performance under the Servicing Agreement as of and for the year ended December 31, 2025, has been made under the supervision of the undersigned pursuant to Section 3.03 of the Servicing Agreement.
2.     To the undersigned’s knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Servicing Agreement as of and for the year ended December 31, 2025.

Date:	March 26, 2026	DUKE ENERGY CAROLINAS, LLC,
as Servicer

	By:	/s/ Abigail L. Motsinger
Abigail L. Motsinger
Senior Vice President, Chief Accounting Officer and Controller
and senior officer in charge of the servicing function of
DUKE ENERGY CAROLINAS, LLC